                                                                      Exhibit 11

                  Specialty Care Network, Inc. and Subsidiaries

                       Computation of Per Share Earnings

                                                For the three months ended     For the nine months ended
                                                      September 30,                  September 30,
                                                   1999            1998           1999           1998
                                               ------------    ------------   ------------   ------------
Weighted average shares outstanding              12,429,197      18,415,301     14,817,837     18,117,349

Effect of dilutive securities:
  Employee stock options                          1,757,639         192,444        819,980        371,673
                                               ------------    ------------   ------------   ------------

Weighted average number of common shares
  and common share equivalents used in
  computation                                    14,186,836      18,607,745     15,637,817     18,489,022
                                               ============    ============   ============   ============

Net (loss) income                              $   (283,646)   $    567,710   $  1,592,603   $  4,068,315
                                               ============    ============   ============   ============
Net (loss) income per common share (basic)     $      (0.02)   $       0.03   $       0.11   $       0.22
                                               ============    ============   ============   ============
Net (loss) income per common share (diluted)   $      (0.02)   $       0.03   $       0.10   $       0.22
                                               ============    ============   ============   ============